Exhibit 23.3
JINCHENG TONGDA & NEAL
11/F, Huaxia Bank Plaza, No.22 Jianguomennei Avenue,
Beijing, 100005, PRC
Tel: (8610) 85237766; Fax: (8610) 65185057
August 28, 2008
ATA Inc.
8th Floor, Tower E
6 Gongyuan West Street,
Jian Guo Men Nei
Beijing 100005, China
Ladies and Gentlemen:
We have acted as legal advisors as to the laws of the People’s Republic of China to ATA Inc.(the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the fiscal year ended March 31, 2008.
We hereby consent to the use of our name under “Key Information — Risk Factors” and “Information on the Company — Business Overview — Regulation” in the Company’s annual report on Form 20-F for the fiscal year ended March 31, 2008.
Yours sincerely,

/s/ Peng Jun
Peng Jun Partner Jincheng Tongda & Neal